                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287

                                                                     [LOGO]

RALPH K. FRASIER
General Counsel and Secretary

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

        The Thirty-Second Annual Meeting of Shareholders of Huntington Bancshares Incorporated will be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 23, 1998, at 5:00 p.m. local Columbus, Ohio time, for the following purposes:

       (1) To elect four directors to serve as Class II Directors until the Annual Meeting of Shareholders to be held in the year 2001 and until their successors are elected.

       (2) To consider and act upon a proposal to amend the Corporation's Charter to increase the authorized Common Stock of the Corporation from 300,000,000 to 500,000,000 shares.

       (3) To ratify the appointment of Ernst & Young LLP, independent auditors, to serve as auditors for the Corporation for the year 1998.

       (4) To transact any other business which may properly come before the meeting.

        You will be welcome at the meeting, and we hope you can attend. Directors and officers of Huntington Bancshares Incorporated and representatives of its independent auditors will be present to answer your questions and to discuss its business.

        We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person, and your proxy will not be used.

Sincerely yours,

[insert sig]

Ralph K. Frasier
February 18, 1998

                     ----------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
                     ----------------------------------------

                      [This Page Intentionally Left Blank]

Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, Ohio 43287

                                                                     [LOGO]

                             ----------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 1998

                             ---------------------

    This Proxy Statement is furnished to the shareholders of Huntington Bancshares Incorporated (the "Corporation") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on April 23, 1998, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Corporation. This Proxy Statement and the enclosed proxy will be first sent or given to the Corporation's shareholders on approximately February 18, 1998.

    The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Corporation prior to the meeting. The proxy will be voted FOR the nominees for director named herein, FOR the approval of the amendment to the Corporation's Charter, and FOR the ratification of Ernst & Young LLP's appointment as independent auditors, if no direction is made to the contrary.

    A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Corporation prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

    The Corporation will bear the cost of the solicitation of proxies, including the reasonable charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Corporation may solicit proxies by mail, telegram, telephone or other means of electronic transmission, or personal interview. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies and will pay such firm fees of approximately $5,000.00 plus expenses.

    Holders of record of Common Stock at the close of business on February 9, 1998, will be entitled to vote at the Annual Meeting. At that date, the Corporation had 192,123,329 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

    A majority of the outstanding shares of the Corporation will constitute a quorum at the meeting. Under the law of Maryland, the Corporation's state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the election of directors and ratification of independent auditors, but not on non-routine matters.

    The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality and thus broker non-votes and abstentions will have no effect. The proposed amendment of the Charter requires the favorable vote of two-thirds of all the votes entitled to be cast by the holders of Common Stock. Broker non-votes and abstentions will have the same effect as votes cast against the proposed amendment to the Corporation's Charter. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of all the votes cast by the holders of Common Stock. Broker non-votes and abstentions in this case will have no effect since they are not counted as votes cast at the meeting.

ELECTION OF DIRECTORS

    The Corporation's Charter provides for a classified Board of Directors. The number of authorized directors has been set at eleven. The Board of Directors proposes the election of four directors at the 1998 Annual Meeting of Shareholders to serve as Class II Directors. The nominees for Class II Directors, if elected, will each serve a three-year term expiring at the 2001 Annual Meeting of Shareholders and until their successors are elected.

    Don Conrad, George A. Skestos, Lewis R. Smoot, Sr., and Frank Wobst are currently Class II Directors of the Corporation and were elected at the 1995 Annual Meeting of Shareholders to serve three-year terms expiring in 1998. Messrs. Conrad, Skestos, Smoot, and Wobst are being nominated by the Board of Directors for reelection as Class II Directors.

    It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Conrad, Skestos, Smoot, and Wobst as Class II Directors. In the event that any of the nominees for director should become unavailable, the number of directors of the Corporation may be decreased pursuant to the Bylaws, or the Board of Directors may designate a substitute nominee, in which event such shares will be voted for such substitute nominee.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

    The following tables set forth certain information concerning each nominee and each continuing director of the Corporation.

                               CLASS II DIRECTORS
                     (NOMINEES FOR TERMS EXPIRING IN 2001)

                                                                                     DIRECTORSHIPS HELD IN ANY COMPANY
                                                                                   WITH A CLASS OF SECURITIES REGISTERED
              NAME AND PRINCIPAL                                     DIRECTOR      PURSUANT TO SECTIONS 12 OR 15(d) OF THE
                OCCUPATION(1)                             AGE         SINCE           SECURITIES EXCHANGE ACT OF 1934
----------------------------------------------------      ---      -----------  ---------------------------------------------
DON CONRAD                                                 69       1989
  Chairman and Chief Executive Officer, WACO Oil
  Co., Inc., retail gasoline/ convenience stores,
  car washes, and self storage warehouses

GEORGE A. SKESTOS                                          70       1995
  Retired Chairman, Homewood Corporation,
  residential construction and development

LEWIS R. SMOOT, SR.                                        64       1995        M/I Schottenstein Homes, Inc.
  President and Chief Executive Officer, The Smoot
  Corporation, general construction and construction
  management

FRANK WOBST                                                64       1974
  Chairman and Chief Executive Officer of the
  Corporation; Chairman and Chief Executive Officer
  of The Huntington National Bank


                              CLASS III DIRECTORS
                             (TERMS EXPIRE IN 1999)

                                                                                     DIRECTORSHIPS HELD IN ANY COMPANY
                                                                                   WITH A CLASS OF SECURITIES REGISTERED
                                                                                   WITH A CLASS OF SECURITIES REGISTERED
              NAME AND PRINCIPAL                                     DIRECTOR      PURSUANT TO SECTIONS 12 OR 15(d) OF THE
                OCCUPATION(1)                             AGE         SINCE           SECURITIES EXCHANGE ACT OF 1934
----------------------------------------------------      ---      -----------  ---------------------------------------------
DON M. CASTO III                                           53         1985
  President, Don M. Casto Organization, real estate
  developers

PATRICIA T. HAYOT                                          52         1996
  Head of Columbus School for Girls

WM. J. LHOTA                                               58         1990      AEP Generating Company, AEP Resources,
  Executive Vice President, American Electric Power,                            Inc., American Electric Power Service
  an investor owned electric utility system serving                             Corp., Appalachian Power Company, Cedar
  customers in parts of Indiana, Kentucky, Michigan,                            Coal Company, Central Ohio Coal Company,
  Ohio, Tennessee, Virginia, and West Virginia                                  Columbus Southern Power Company, Indiana
                                                                                Michigan Power Company, Kentucky Power
                                                                                Company, Kingsport Power Company, Ohio
                                                                                Power Company, Ohio Valley Electric
                                                                                Corporation, State Auto Financial
                                                                                Corporation

TIMOTHY P. SMUCKER                                         53         1978      The J. M. Smucker Company, Dreyer's Grand
  Chairman, The J. M. Smucker Company, manufacturer                             Ice Cream, Inc.
  of jams, jellies, ice cream toppings, juices, and
  peanut butter


                               CLASS I DIRECTORS
                             (TERMS EXPIRE IN 2000)

                                                                                   WITH A CLASS OF SECURITIES REGISTERED
              NAME AND PRINCIPAL                                     DIRECTOR      PURSUANT TO SECTIONS 12 OR 15(d) OF THE
                OCCUPATION(1)                             AGE         SINCE           SECURITIES EXCHANGE ACT OF 1934
----------------------------------------------------      ---      -----------  -------------------------------------------
ROBERT H. SCHOTTENSTEIN
  President, M/I Schottenstein                            45           1997      M/I Schottenstein Homes, Inc.
  Homes, Inc., homebuilding

ZUHEIR SOFIA
  President, Chief Operating Officer, and                 53           1984
  Treasurer of the Corporation

WILLIAM J. WILLIAMS
  Chairman, Freeburn Ventures,                            69           1985
  Ltd., venture capital and private equity
  investments

------------------------

(1) Each nominee and continuing director has held, or been retired from, the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years, except that Mr. Williams has served in his current position since July 24, 1996. Mr. Williams retired from the position of Chairman of The Huntington National Bank as of September 1, 1993. Messrs. Sofia and Wobst are also directors of The Huntington National Bank and various other entities affiliated with the Corporation. Mr. Williams is also a director of The Huntington National Bank.

    The Board of Directors of the Corporation held a total of ten regular and special meetings during 1997. The Board of Directors has standing Audit, Compensation and Stock Option, Executive, and Pension Review Committees. The members of the Audit Committee are Ms. Hayot, and Messrs. Lhota, Schottenstein, Smoot, and Casto, Chairman. The Audit Committee met three times during 1997 and performs the function of overseeing the work of the internal and external auditors. The members of the Compensation and Stock Option Committee are Messrs. Conrad, Skestos, and Smucker, Chairman. This committee met five times during 1997 and reviews benefits and executive compensation, including incentive compensation, and grants stock options. The Executive Committee is composed of Messrs. Casto, Conrad, Smucker, and Wobst, Chairman, and makes recommendations to the full Board of Directors with respect to significant policy issues and nominations to the Board of Directors of the Corporation. The Executive Committee did not meet in 1997. The members of the

Pension Review Committee are Messrs. Skestos, Smucker, and Conrad, Chairman. The Pension Review Committee met twice during 1997 and administers the Corporation's Retirement Plan, oversees the investment of plan assets, and makes recommendations to the Board of Directors regarding the Retirement Plan.

COMPENSATION OF DIRECTORS

    Each non-employee director of the Corporation receives $1,500 for each Board or committee meeting of the Corporation the director attends (excluding special teleconference meetings). In addition, each non-employee director of the Corporation receives retainer payments at an annual rate of $27,000. Non-employee chairmen of standing committees of the Board of Directors of the Corporation receive additional retainer payments at an annual rate of $5,000. All or any portion of the compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the "Directors' Plan").

    The Directors' Plan, adopted in 1991, allows the members of the Board of Directors of the Corporation to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Directors' Plan. The Corporation transfers cash equal to the compensation deferred pursuant to the Directors' Plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the Directors' Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Common Stock of the Corporation. During 1997, the trustee invested the trust fund primarily in Common Stock of the Corporation. The trustee may hold some assets of the Directors' Plan in the form of cash to the extent the trustee deems necessary. The trustee maintains a separate account for each participating director. Amounts contributed to the Directors' Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director's account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director's termination as a director. All of the assets of the Directors' Plan are subject to the claims of the creditors of the Corporation and the rights of a director or his or her beneficiaries to any of the assets of the Directors' Plan are no greater than the rights of an unsecured general creditor of the Corporation. Directors who are also employees of the Corporation do not receive compensation as directors and, therefore, are ineligible to participate in the Directors' Plan.

    Non-employee directors of the Corporation are also eligible to participate in the Corporation's Amended and Restated 1994 Stock Option Plan (the "1994 Stock Option Plan"). An amendment was approved at the 1997 Annual Meeting of Shareholders to, among other things, permit participation by directors. The Corporation believed that making directors eligible for stock option grants was more aligned with shareholder interests than the receipt of benefits under the Huntington Bancshares Incorporated Retirement Plan for Outside Directors (the "Directors' Retirement Plan"). Accordingly, the Directors' Retirement Plan was terminated and only those retired directors or their beneficiaries whose benefits commenced prior to the effective date of termination are being paid under the Directors' Retirement Plan. After consultation with an independent compensation consultant, the Corporation made a one-time grant of stock options for replacement of the potential retirement benefit lost when the Directors' Retirement Plan was terminated. The present value of the accrued vested benefit for each director was determined, considering years of service and current age, and was divided by the historical average stock price. This figure was rounded up to the nearest
1,000 shares. Accordingly, in recognition of loss of future participation in the Director's Retirement Plan, options to purchase shares of the Corporation's Common Stock were granted on May 21, 1997, to each of the non-employee directors at an exercise price of $25.7955 per share, as follows (adjusted to reflect the effect of a ten percent stock dividend paid July 31, 1997): 4,400 shares for Mr. Casto, 25,300 shares for Mr. Conrad, 1,100 shares for Ms. Hayot, 5,500 shares for Mr. Lhota, 1,100 shares for Mr.
Schottenstein, 11,000 shares for Mr. Skestos, 5,500 shares for Mr. Smoot, and 5,500 shares for Mr. Smucker. Each option becomes exercisable in equal increments on each of the first four anniversaries of the date of grant. It is the intention of the Corporation that non-employee directors will be eligible to receive additional grants of stock options on an annual basis in amounts determined at the discretion of the Compensation and Stock Option Committee.

OWNERSHIP OF VOTING STOCK

    The following table sets forth the beneficial ownership of the Corporation's Common Stock by each of the Corporation's directors, nominees, and five most highly compensated executive officers, and the directors and executive officers as a group as of December 31, 1997.

                                               SHARES OF COMMON
NAME OF BENEFICIAL OWNER                         STOCK OWNED(1)         PERCENT OF CLASS
---------------------------------------------  ----------------------   ----------------
Don M. Casto III.............................       155,044(2)(4)              .08%
Don Conrad...................................       930,363(2)(4)              .49
Peter E. Geier...............................        48,897(1)(3)              .03
Patricia T. Hayot............................        28,634(4)                 .02
Wm. J. Lhota.................................        33,481(2)(4)              .02
Robert H. Schottenstein......................        16,409(4)                 .01
Ronald J. Seiffert...........................        51,984(1)(2)(3)           .03
George A. Skestos............................        13,147(2)(4)              .01
Lewis R. Smoot, Sr...........................        56,772(2)(4)              .03
Timothy P. Smucker...........................        60,161(2)(4)              .03
Zuheir Sofia.................................       671,795(1)(2)(3)           .35
Gerald R. Williams...........................       168,438(1)(3)              .09
William J. Williams..........................       109,594(2)(3)              .06
Frank Wobst..................................     1,620,718(1)(2)(3)           .84
Directors and Executive Officers as a Group
  (16 in group)..............................     4,335,819(1)(2)(3)(4)       2.25

------------------------

(1) Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. Figures includes 38,473 shares for Mr. Geier, 33,280 shares for Mr. Seiffert, 70,061 shares for Mr. Sofia, 92,762 shares for Mr. G. Williams, 8,730 shares for Mr. W. Williams, 737,861 shares for Mr. Wobst, and 1,086,575 shares of Common Stock for all directors and executive officers as a group, which could have been acquired under stock options exercisable within 60 days of December 31, 1997.

(2) Figures include 6,315 shares, 100,700 shares, 1,164 shares, 2,541 shares, 2,569 shares, 3,137 shares, 22,227 shares, 1,162 shares, and 47,126 shares of Common Stock owned by members of the immediate families of Messrs. Casto, Conrad, Seiffert, Skestos, Smoot, Smucker, Sofia, W. Williams, and Wobst respectively; 12,606 shares of Common Stock owned jointly by Mr. Lhota and his spouse; 17,468 shares of Common Stock owned by The Smoot Corporation, of which Mr. Smoot is President, and 50,668 shares of Common Stock reported as owned by individuals included in the directors and executive officers as a group, as to which the respective directors and executive officers have disclaimed beneficial ownership.

(3) Also includes 285 shares for Mr. Geier, 285 shares for Mr. Seiffert, 26,237 shares for Mr. Sofia, 7,206 shares for Mr. G. Williams, 55,222 shares for Mr. Wobst, and 92,891 shares of Common Stock for all executive officers as a group, held in the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust. Prior to the distribution of shares of Common Stock from this plan to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plan.

(4) Includes 48,286 shares for Mr. Casto, 30,464 shares for Mr. Conrad, 28,117 shares for Ms. Hayot, 20,519 shares for Mr. Lhota, 5,565 shares for Mr. Schottenstein, 8,098 shares for Mr. Skestos, 35,088 shares for Mr. Smoot, and 50,355 shares of Common Stock for Mr. Smucker held in the deferred compensation plans for Directors. Prior to the distribution of shares of Common Stock from the deferred compensation plans for Directors to the participants, voting and dispositive power for the shares allocated to the accounts of participants is held by The Huntington National Bank, as trustee of the plans.

------------------------

    As of December 31, 1997, no person was known by the Corporation to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Corporation, except as follows:


NAME AND ADDRESS                                                     SHARES OF COMMON
OF BENEFICIAL OWNER                                                  STOCK OWNED(1)     PERCENT OF CLASS
-------------------------------------------------------------------  -----------------  -----------------
The Huntington National Bank ......................................       21,638,761(1)         11.31%
  Huntington Center
  41 South High Street
  Columbus, Ohio 43287

------------------------

(1) These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington National Bank. As fiduciary, The Huntington National Bank has sole power to dispose of 5,562,165 of these shares, shared power to dispose of 3,040,677 of these shares, sole power to vote 9,691,168 of these shares, and shared power to vote 10,693,198 of these shares.

------------------------

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    INDEBTEDNESS OF MANAGEMENT

    Some of the directors, nominees for election as director, and executive officers of the Corporation are customers of the Corporation's affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors, nominees and executive officers of the Corporation also may be affiliated with entities which are customers of the Corporation's affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, nominees, executive officers, and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

    CERTAIN OTHER TRANSACTIONS

    In 1997, The Huntington National Bank began construction of a new Business Service Center at the Easton Development in Columbus, Ohio, to replace the existing Operations Center, also located in Columbus. The Business Service Center will consist of five floors of approximately 460,000 total square feet, which are to be occupied primarily by employees of The Huntington Service Company, The Huntington National Bank and other affiliates of The Huntington National Bank. Construction is expected to be completed and occupancy to begin in the first quarter of 1999.

    Management considered possible alternatives and determined that it would be appropriate to retain the services of an experienced consultant to undertake the planning, design and oversight of the construction and provide budgeting and cost control, management and contracting of required contractors and specialists, and guidance to the architect, all consistent with prudent industry standards. Management solicited bids from three qualified construction management firms, each having national or regional prominence, local resources and experience with similar projects, to act as Construction Manager for the Business Service Center. After thorough evaluation of the bids and the qualifications of the firms, management recommended that The Huntington National Bank utilize Gilbane-Smoot, a joint venture comprised of Gilbane Building Company and The Sherman R. Smoot Company of Ohio. Gilbane-Smoot was also selected through a bidding and review process to provide comprehensive move management services for the relocation of the existing Operations Center to the Business Service Center. Gilbane-Smoot will be paid a fee of approximately $1,700,000 for services as Construction Manager and approximately $398,000 for the move management services.

    In addition, after evaluating the bids and qualification of several general contractors, The Huntington National Bank is negotiating a contract with The Sherman R. Smoot Company of Ohio for the construction of a single deck parking garage at the Business Service Center site for use by the occupants and visitors. The parking garage will accommodate approximately 625 vehicles. The Sherman R. Smoot Company of Ohio will be paid approximately $2,350,000 for the design and construction of the parking garage.

    Some of the factors leading to the selection of Gilbane-Smoot and The Sherman R. Smoot Company of Ohio were the prominence, reputation and highly qualified personnel of both entities, the competitive bids submitted by both entities, and, with respect to Gilbane-Smoot, its experience with the development of bank operations centers, its cooperative working relationship with the developers of the Easton Development, and its experience in completing large-scale technical moves. Lewis R. Smoot, Sr., a director of the Corporation, is President and Chief Executive Officer of The Sherman R. Smoot Company of Ohio, and President and Chief Executive Officer and 87.68% owner of The Smoot Corporation, which is the parent company of The Sherman R. Smoot Company of Ohio. The Sherman R. Smoot Company of Ohio is a 45% equity partner in the Gilbane-Smoot joint venture. The foregoing transactions were presented to the Boards of Directors of both the Corporation and The Huntington National Bank and approved after thorough discussion and review.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer and each of the next four most highly compensated executive officers, for each of the last three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                            ------------------------
                                                                ANNUAL COMPENSATION           AWARDS      PAYOUTS
                                                         ---------------------------------   ----------- -----------
                                                                                  OTHER
                                                                                 ANNUAL     SECURITIES   ALL OTHER
                                                                                 COMPEN-    UNDERLYING      LTIP        COMPEN-
                                                          SALARY      BONUS      SATION       OPTIONS      PAYOUTS      SATION
       NAME AND PRINCIPAL POSITION              YEAR      ($)(1)       ($)       ($)(2)       (#)(3)       ($)(4)       ($)(5)
--------------------------------------------  ---------  ---------  ---------  -----------  -----------  -----------  -----------
FRANK WOBST ................................       1997    910,738    693,750      75,487    220,000          0       39,058
Chairman and Chief Executive Officer               1996    867,950    559,828      74,239    181,498      433,975     39,058
                                                   1995    807,950    399,935      67,065    158,809          0       36,358

ZUHEIR SOFIA ...............................       1997    519,800    393,750        (2)     137,499          0       22,690
President, Chief Operating Officer,                1996    504,200    325,209        (2)      90,748      252,100     22,690
and Treasurer                                      1995    474,200    234,729        (2)      63,522          0       21,339

GERALD R. WILLIAMS .........................       1997    280,000    179,760        (2)      24,200          0       12,263
Executive Vice President and                       1996    272,500    176,400        (2)      24,198      140,000     12,263
Chief Financial Officer                            1995    265,975    125,631        (2)      19,054          0       11,969

PETER E. GEIER .............................       1997    255,000    189,000        (2)      43,999          0       11,381
President and Chief Operating Officer,             1996    156,667    112,320        (2)      18,148       90,000      6,750
The Huntington National Bank                       1995    133,333     71,775        (2)      19,054          0        6,000

RONALD J. SEIFFERT .........................       1997    255,000    189,000        (2)      43,999          0       11,381
Vice Chairman, The Huntington National Bank        1996    151,577    112,320      29,145     18,149          0        6,304
                                                   1995    112,698     43,954        (2)      12,705          0        5,071

------------------------

(1) Includes amounts deferred pursuant to the Corporation's Employee Stock Purchase and Supplemental Stock Purchase Plans.

(2) During 1997, 1996, and 1995, Mr. Wobst received other annual compensation in the amounts indicated, including executive life insurance premiums in the amounts of $56,772, $50,064, and $46,883, respectively. During 1996, Mr. Seiffert received other annual compensation in the amount indicated, including reimbursement for moving expense of $27,972. Other annual compensation for each of the other named executive officers for each year indicated was less than $50,000 and less than 10% of the total of annual salary and bonus reported for the named executive.

(3) Represents shares of the Corporation's Common Stock, adjusted for stock dividends and stock splits paid after the date of grant.

(4) The Corporation's Long-Term Incentive Compensation Plan is set up in overlapping three-year performance cycles commencing every other year. Awards were paid for the cycle ended December 31, 1996. Figures indicated represent total dollar value of the awards. Awards are normally made in shares of the Corporation's Common Stock, however, a participant may elect to receive up to fifty percent of an award in cash. Mr. Seiffert was not eligible to participate in the cycle that ended December 31, 1996.

(5) Figures represent amounts contributed for each named executive officer by the Corporation to the Employee Stock Purchase Plan and the Supplemental Stock Purchase Plan. For 1997, $7,125 was contributed for each of the named executive officers under the Employee Stock Purchase Plan and $33,858, $16,266, $5,475, $4,256, and $4,256 were contributed for Messrs. Wobst, Sofia, Williams, Geier and Seiffert, respectively, under the Supplemental Stock Purchase Plan.

------------------------

EMPLOYMENT AND EXECUTIVE AGREEMENTS

    Messrs. Wobst and Sofia each have an agreed upon term of employment. Under Employment Agreements, Messrs. Wobst and Sofia will each be employed by the Corporation through November 15, 2001, with automatic five-year renewals until the executive's death, disability, or retirement, unless earlier terminated by the executive or the Corporation upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period. Messrs. Wobst and Sofia will be employed at an annual rate of compensation of not less than $925,000 and $525,000, respectively. The Employment Agreements also provide for the officers' continued participation in the Corporation's Incentive Compensation Plans, Stock Purchase and Tax Savings Plan, Retirement Plans, Stock Option Plans, and certain other benefits afforded to executive officers of the Corporation. In the event either of Messrs. Wobst or Sofia is terminated for cause, he will be entitled to receive salary payments for three calendar months following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event either of Messrs. Wobst or Sofia is terminated without cause, he will be entitled to his full compensation and benefits under his Employment

Agreement until the later of six months after his termination or the expiration of the then current term of the Employment Agreement. In the event either of Messrs. Wobst or Sofia becomes disabled, which disability continues for more than six months during a twelve-month period, the Corporation may terminate such executive officer's Employment Agreement, and such executive officer will be entitled to his full compensation (base salary and payments under the Incentive Compensation Plans) to the date of termination. Thereafter, the executive officer will be entitled to two-thirds of his base salary, less disability benefits received from any of the Corporation's disability insurance programs, until the first to occur of the termination of the disability, or until the termination of his Employment Agreement in Mr. Wobst's case or attainment of age sixty-five in Mr. Sofia's case, with base salary to be reinstated upon return to employment. In the event of the death of either of Messrs. Wobst or Sofia, their beneficiaries will receive their base annual salary for six months plus Incentive Compensation Plan payments.

    The Corporation also has entered into Executive Agreements with each of the executive officers named in the Summary Compensation Table which are designed to provide these executive officers with some assurance as to the continuation of their employment status and responsibilities in the event of a change in control of the Corporation. The Executive Agreements each provide that, if a change in control of the Corporation occurs and the executive officer makes a good faith determination within three years after such change in control that such officer's employment status or responsibilities has been materially and adversely affected thereby or if such officer's employment is terminated within three years after a change in control, the executive officer is entitled to receive an amount equal to, in the case of Messrs. Wobst and Sofia, the greater of (i) the amount due such executive officer for the remaining term of his Employment Agreement and (ii) three times his then current annual base salary, and in the case of each of the other named executives, three times his or her then current annual base salary plus, in all cases, three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding termination. The Executive Agreements with Messrs. Williams, Geier, and Seiffert provide that adjustments to these payments will be made if the officer attains his normal retirement date within three years of the termination of employment. The Corporation will maintain for the executive officer's benefit, until the earlier of three years from the officer's termination of employment or the commencement of full-time employment with a new employer, all health and welfare benefit plans and other specified benefits which the officer was entitled to participate in or receive prior to his termination. The Corporation will also pay the executive the aggregate of the increases in the single sum actuarial equivalents of the executives' vested accrued benefits under Huntington's retirement plan and each non-qualified defined benefit pension plan that would result if the executive were credited with three additional years of service and benefit service and three additional years of age under such plans. In the event the payments to be received by Messrs. Wobst or Sofia are subject to any federal or state excise tax, the Corporation will pay an additional amount to the executive officer such that the net amount retained by the officer after payment of any such tax will be equal to the amount which such officer was entitled to receive before application of such taxes. The Executive Agreements with each of the other named executive officers provide that any payment which the officer would otherwise be entitled to receive will be reduced or eliminated to the extent the payment is determined to be nondeductible by the Corporation for federal income tax purposes under applicable provisions of the Internal Revenue Code.

    The Executive Agreements provide that, for a period of five years after any termination of the executive's employment, the Corporation will provide the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify, hold harmless and defend the executive to the fullest extent permitted under Maryland law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Corporation or any subsidiary, whether or not the executive continues to be a director or officer at the time of incurring such expense or liabilities. If the Corporation fails to make any payment or provide any benefit required to be made or provided under the Executive Agreement on a timely basis, the Corporation will pay interest on the amount or value thereof at an annualized rate of interest equal to the greater of 12% or the prime commercial rate of The Huntington National Bank or its successor in effect from time to time. The Executive Agreements also provide that the Corporation will pay the cost of legal counsel for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement through litigation or other legal action. An
Executive Agreement will terminate if the employment of the executive officer terminates prior to a change in control of the Corporation. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with the Corporation, but only if the Corporation is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                         INDIVIDUAL GRANTS
                                             -------------------------------------------------------------------------
                                              NUMBER OF
                                             SECURITIES
                                             UNDERLYING     PERCENT OF TOTAL
                                               OPTIONS     OPTIONS GRANTED TO     EXERCISE                 GRANT DATE
                                               GRANTED     EMPLOYEES IN FISCAL     PRICE      EXPIRATION     PRESENT
                  NAME                          (#)(1)             YEAR           ($/SH)(2)       DATE      VALUE ($)(3)
-------------------------------------------  -----------  ---------------------  ----------  -----------  ------------
Frank Wobst................................     220,000              18.3        $  25.7955     5/21/07   $  1,749,000
Zuheir Sofia...............................     137,499              11.4           25.7955     5/21/07      1,093,117
Gerald R. Williams.........................      24,200               2.0           25.7955     5/21/07        192,390
Peter E. Geier.............................      43,999               3.7           25.7955     5/21/07        349,792
Ronald J. Seiffert.........................      43,999               3.7           25.7955     5/21/07        349,792

------------------------

(1) Figures reflect the effect of a ten percent stock dividend paid July 31, 1997. The options granted to each named executive officer become exercisable in equal increments on each of the first four anniversaries of the May 21, 1997, date of grant. Options not yet exercised are canceled upon a termination of employment for any reason other than death, retirement under one or more of the Corporation's retirement plans, termination following a change in control of the Corporation, or a disposition (other than a change in control) of substantially all of the stock or assets of the

    Corporation, in which case all options become exercisable immediately as of such termination date and remain exercisable for a specified period following the termination. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of the Corporation. In addition, any tax which the Corporation is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Corporation, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirement.

(2) In all cases, the exercise price was equal to the average of the high and low market price of the underlying shares on the date of grant. The exercise price has been adjusted to reflect the effect of the ten percent stock dividend paid July 31, 1997.

(3) The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictability of the assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting the Corporation's stock price or of placing an accurate present value on options to purchase its stock. In performing the calculations it was assumed that: the options were exercised at the end of their ten-year terms; the volatility of the stock price was equal to 22.5%, which was the volatility calculated on a natural logarithmic basis of the Corporation's stock price for the twelve-month period preceding the date of grant; the risk-free rate of return was equal to the ten-year United States Treasury Note Rate effective the week of the grant, to correspond to the term of the options; and the dividend yield was equal to the Corporation's annualized dividend yield at the end of the first calendar quarter of 1997, which was 3.05%. No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of the Corporation's stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The total of the values indicated in the table for all stock options granted in 1997 to the named executive officers was $3,734,091, representing approximately
    .076% of the value, on the date of grant, of all shares of the Corporation outstanding at the date of grant.

------------------------

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING
                                                                     UNEXERCISED OPTIONS    VALUE OF UNEXERCISED
                                                                          AT FISCAL           IN-THE-MONEY(3)
                                                                          YEAR-END           OPTIONS AT FISCAL
                                                                           (#)(2)               YEAR-END ($)
                                      SHARES ACQUIRED     VALUE     ---------------------  ----------------------
                                        ON EXERCISE     REALIZED        EXERCISABLE/            EXERCISABLE/
                NAME                      (#)(1)           ($)          UNEXERCISABLE          UNEXERCISABLE
------------------------------------  ---------------  -----------  ---------------------  ----------------------
Frank Wobst.........................         7,332        143,388        737,861/475,229    17,783,499/6,941,921
Zuheir Sofia........................        43,942        762,866         70,061/257,171    1,318,166/3,584,086
Gerald Williams.....................        17,823        302,645          92,762/57,831     2,518,440/863,441
Peter E. Geier......................           0              0            38,473/69,519      854,184/922,251
Ronald J. Seiffert..................           0              0            33,280/66,346      730,156/854,647

------------------------

(1) The actual number of shares received may be less than indicated in the event the optionholder elected to have shares withheld for the payment of the exercise price or withholding tax liability.

(2) Adjusted for stock splits and stock dividends paid after the date of grant.

(3) An option is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

------------------------

                            LONG-TERM INCENTIVE PLAN

                                                                                         ESTIMATED FUTURE PAYOUTS UNDER
                                            NUMBER OF SHARES,   PERFORMANCE OR OTHER     NON- STOCK PRICE-BASED PLAN(2)
                                             UNITS, OR OTHER        PERIOD UNTIL       ----------------------------------
       NAME                                        RIGHTS         MATURATION OR PAYOUT   THRESHOLD     TARGET     MAXIMUM
-----------------------------------------  -------------------  ---------------------  ----------   ----------  ----------
Frank Wobst..............................            (1)                 (2)            $  166,500  $  231,250  $  925,000
Zuheir Sofia.............................            (1)                 (2)                94,500     131,250     420,000
Gerald R. Williams.......................            (1)                 (2)                50,400      70,000     168,000
Peter E. Geier...........................            (1)                 (2)                54,000      75,000     240,000
Ronald J. Seiffert.......................            (1)                 (2)                54,000      75,000     240,000

------------------------

(1) Each named executive officer has been selected by the Compensation and Stock Option Committee of the Board of Directors to participate in the cycle of the Long-Term Incentive Compensation Plan which began on January 1, 1996, and will end on December 31, 1998. Awards based on a percentage of base salary will be paid at the end of the cycle if the Corporation's performance achieves the established threshold or higher.

(2) The Long-Term Incentive Compensation Plan measures the Corporation's performance over three-year cycles with a new cycle beginning every other year. For cycles beginning on and after January 1, 1996, the Corporation's performance goals are measured by return on average shareholders' equity of the Corporation relative to the return on average shareholders' equity of other selected United States banks and bank holding companies designated by the Compensation and Stock Option Committee during the first 90 days of each performance cycle. At the end of each performance cycle, the Compensation and Stock Option Committee will review the performance of the Corporation against the established performance goals. No award will be made for any cycle if the Corporation's performance is below the threshold level. The figures in the table are based on base salaries as of December 31, 1997.

------------------------

                               PENSION PLAN TABLE

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
REMUNERATION                                               15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$ 250,000............................................  $  145,928  $  145,928  $  145,928  $  145,928  $  145,928
  275,000............................................  $  162,178  $  162,178  $  162,178  $  162,178  $  162,178
  300,000............................................  $  178,428  $  178,428  $  178,428  $  178,428  $  178,428
  350,000............................................  $  210,928  $  210,928  $  210,928  $  210,928  $  210,928
  500,000............................................  $  308,428  $  308,428  $  308,428  $  308,428  $  308,428
  550,000............................................  $  340,928  $  340,928  $  340,928  $  340,928  $  340,928
  625,000............................................  $  389,678  $  389,678  $  389,678  $  389,678  $  389,678
  900,000............................................  $  568,428  $  568,428  $  568,428  $  568,428  $  568,428
 1,000,000...........................................  $  633,428  $  633,428  $  633,428  $  633,428  $  633,428

    The table above illustrates the operation of the Corporation's Retirement Plan and Supplemental Executive Retirement Plan ("SERP") by showing various annual benefits, after reduction for Social Security retirement income, assuming various annual base salaries and years of credited service. Benefit figures shown are computed on the assumption that participants retire at age 65. For purposes of the table, it is assumed that each participant is receiving benefits from the Retirement Plan in the form of a life annuity. Benefits under the SERP are paid in the form of a life annuity (with 120 months certain).

    Only those executive officers selected by the Compensation and Stock Option Committee may participate in the SERP. The SERP ensures that each participating executive officer (who retires at age 65) receives a level of retirement benefits, without respect to years of service, equal to at least 65% of the officer's highest consecutive twelve months' base salary within the previous sixty months. At the time a participating officer retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount (if any) of the payment due from the Corporation under the SERP: (i) Social Security benefits payable; (ii) the benefit under the Retirement Plan; and (iii) any benefits under retirement plans of prior employers. For purposes of the table, it is assumed that the participant is not receiving benefits from any prior employers' retirement plans and that Social Security benefits payable are the maximum Old Age, Survivors and Disability Insurance benefits payable. If the sum of the payments due from Social Security, the Retirement Plan, and retirement plans of prior employers exceeds 65% of the executive officer's highest consecutive twelve months' base salary, then no payment will be due from the Corporation under the SERP. As illustrated by the table, the SERP generally has the effect of equalizing a participant's combined retirement benefits for a particular level of covered compensation for all years of service. Thus, the total annual benefits payable by the Corporation pursuant to the Retirement Plan and the SERP would be the same for an executive officer with fifteen years of service as for an executive officer with thirty-five years of service, assuming each had the same level of covered compensation, the only difference being that the fifteen year executive officer, having a smaller benefit from the Retirement Plan, will receive a greater portion of his benefit from the SERP. Monthly benefits received by participants under the SERP may be increased annually, if indicated, to reflect increases in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers.

    An employee who has completed two years of continuous service with the Corporation (or an affiliated company) and whose compensation is in excess of the limitation imposed by Section 401(a)(17) of the Internal Revenue Code (the "Code") is eligible to participate in the Corporation's Supplemental Retirement Income Plan (the "SRIP"). The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Sections 401(a)(17) and 415 of the Code. Code
Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 1997, this limit was $160,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 1997 this amount was $125,000. Because the SERP generally provides a larger benefit than the SRIP, executives participating in the SERP generally will not receive any payments under the SRIP.

    For each of the executive officers named in the Summary Compensation Table, the compensation covered by the Retirement Plan, the SRIP, and, if applicable, the SERP is base salary earned in 1997 as indicated in the Summary Compensation Table. The estimated credited years of service for each of the executive officers named in the Summary Compensation Table are 23.5 for Mr. Wobst, 26.33 for Mr. Sofia, 8.75 for Mr. Williams, 13.83 for Mr. Geier, and 18.58 for Mr. Seiffert. Messrs. Wobst and Sofia were the only named executive officers who participated in the SERP in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation and Stock Option Committee is composed of Don Conrad, George A. Skestos, and Timothy P. Smucker. None of the members other than Mr. Conrad is or has ever been an officer of the Corporation or its subsidiaries. Mr. Conrad served as Chairman of the Board of Directors of Huntington Bancshares Kentucky, Inc., a subsidiary of the Corporation, from its inception in 1985 until its dissolution in 1996.

    On December 31, 1997, the Corporation purchased $15 million of nonvoting Preferred Securities of MFS Capital Trust I, a Delaware business trust (the "Trust"). National Capital Financial Corporation ("National Capital"), owns all of the voting Common Securities of the Trust. The Trust invested the proceeds from the sale of its Common and Preferred Securities in a junior subordinated deferrable interest note issued by National Capital bearing interest at 7.41% per annum, payable quarterly, and maturing December 31, 2027 (the "Subordinated Note"). The distribution rate and distribution payment dates of the Preferred Securities and liquidation date of the Trust correspond to the interest rate, interest payment dates, and maturity or earlier repayment date of the Subordinated Note, which is the sole asset of the Trust.

    National Capital has guaranteed payment of distributions on the Preferred Securities out of funds held by the Trust to the extent the Trust has funds available (the "Guarantee"). The Guarantee and the Subordinated

Note rank subordinate and junior in right of payment to all indebtedness of National Capital. The Guarantee, together with National Capital's obligations under the Subordinated Note, constitute a full and unconditional guarantee of all of the Trust's obligations under the Preferred Securities. The Preferred Securities are redeemable at par by the Trust upon the redemption by National Capital of the Subordinated Note, which may occur, in whole or in part, at the option of National Capital, at any time on or after December 31, 2007. The Preferred Securities may also be redeemed at par prior to this date upon the occurrence of certain events specified in the trust documents. George A. Skestos is a director of National Capital. The spouse and children of Mr. Skestos collectively own approximately 18% of the common stock of National Capital.

    THE FOLLOWING BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY OF THE CORPORATION'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE CORPORATION SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Stock Option Committee of the Board of Directors (the "Committee") oversees the Corporation's executive compensation programs. The Committee, which consists entirely of non-employee directors, met five times in 1997 to review and approve executive compensation matters.

    The Corporation's executive compensation philosophy is designed to meet four primary goals:

    (1) Ensure a strong linkage between corporate, unit, and individual performance and total compensation.

    (2) Integrate compensation programs with the Corporation's annual and long-term strategic goals.

    (3) Encourage long-term strategic management and enhancement of shareholder value through equity awards.

    (4) Attract and retain key executives critical to the long-term success of the Corporation by providing a fully competitive reward package that is appropriately sensitive to performance.

    These principles are reflected in the key components of the Corporation's executive compensation programs which consist of base salary, annual incentive awards, and long-term incentive awards. Two of the Corporation's executive officers, Messrs. Wobst and Sofia, each have employment agreements with the Corporation (the "Existing Contracts") which remained in effect during 1997. The Existing Contracts, among other things, establish minimum base salaries and participation in the Corporation's incentive compensation plans (see "Employment and Executive Agreements" above). Increases in the minimum base salaries and the specific level of participation in the incentive compensation plans for these executive officers is determined by the Committee based on the factors described below. The Corporation's executive compensation programs are regularly evaluated to ensure that they continue to reinforce shareholder interests and support the goals of the Corporation's executive compensation philosophy.

BASE SALARY

    An executive's base salary and subsequent adjustments are determined relative to the following factors: individual and business unit performance, scope of responsibility and accountability, comparison with industry pay practices, and cost of living considerations. The Committee feels that all of these factors are significant and the relevance of each varies from executive to executive. Therefore, no specific weight has been assigned to these factors in the evaluation of an executive's base salary.

    The specific measures of business unit performance vary depending upon the executive's performance area and the goals periodically set for the performance area by the Corporation. Industry comparisons, primarily of banking organizations of comparable asset size, are drawn from survey data relating to various executive levels published by independent sources. Where relevant, cross-industry comparisons are utilized for certain executives whose functions are not specific to banking. Although the Committee reviews data representing pay practices of the 25th to 75th percentiles of the competitive market, in terms of compensation, the Committee does not have a policy to target compensation at a designated level of the pay practices of such market. Many of the banking organizations represented by the data are included in the index published by Keefe, Bruyette & Woods, Inc. and known as the KBW 50 Total Return Index which was used for comparative purposes in the shareholder return graph (see "Comparison of Five Year Cumulative Total Return Between the Corporation, S & P 500 Index, and KBW 50 Total Return Index", below).

    Mr. Wobst received a salary increase of 6.6% effective April 1, 1997, which was the first adjustment in base salary he had received since January 1, 1996. The increase represented recognition of Mr. Wobst's continued leadership role in the strong financial performance of the Corporation, including the growth in the stock price during 1996 of 20.7%. Some of the Corporation's other key accomplishments during this period included: the continued growth in its geographic presence in the Florida market through the acquisitions of Peoples Bank of Lakeland and Citi-Bancshares, Inc.; the purchase of assets of the Tice Insurance Agency; launching of the Huntington Web Bank; and the piloting of a smart card program.

ANNUAL CASH INCENTIVE AWARDS

    Under the Corporation's Incentive Compensation Plan in effect for 1997, executive officers earned annual cash incentive awards determined as a percentage of base salary. The percentage of base salary for an executive was determined by (i) the category to which the executive was assigned for 1997 based upon his level of responsibility and (ii) the Corporation's performance as measured by return on average shareholders' equity ("ROAE") relative to a range of ROAE targets established by the Committee in February of 1997. The higher the ROAE target, the larger the percentage of base salary is applied for this purpose.

    For 1997, the range of incentive opportunity as a percentage of base salary did not change from the previous year. ROAE targets that were set for 1997 had no predetermined relationship to the ROAE targets set for the previous year. In establishing the targets, consideration was given to internal corporate performance goals and the Corporation's assessment of its economic environment and industry trends.

    Awards for those executive officers whose compensation in 1997 was anticipated to be effected by Section 162(m) of the Internal Revenue Code were based solely on the Corporation's performance relative to ROAE goals (see "Tax Deductibility of Executive Compensation" below). For 1997, the remaining executive officers' awards were weighted as follows: 20% or 40% for corporate performance, 40% or 60% for business unit performance, and 20% for individual performance. The portions of an executive's award tied to these factors were based upon the scope of the executive's responsibility, and could have been adjusted as recommended by the managing executive's subjective evaluation.

    No awards could have been paid under the plan unless the Corporation's performance met the established minimum ROAE target level of 13%. The Committee certified that ROAE goals had been met for 1997 and approved all awards. Based on the Corporation's ROAE performance in 1997, Mr. Wobst's award was $693,750.

    In addition to the annual cash incentive awards under the Incentive Compensation Plan, the Committee may, in certain circumstances, approve a discretionary cash bonus award for an executive officer due to extraordinary performance.

LONG-TERM INCENTIVE AWARDS

    Long-term incentive awards are in the form of stock and cash awards granted under the Long-Term Incentive Compensation Plan and stock options granted under the Corporation's employee stock option plans. The value of these awards is dependent upon the Corporation's performance over a period of time, as described below.

    The Long-Term Incentive Compensation Plan measures the Corporation's performance over three-year cycles with a new cycle beginning every other year. The Committee selects as participants for each cycle those officers who, in the opinion of the Committee, will significantly contribute to the long-term strategic performance and growth of the Corporation.

    This Plan was amended and approved by the shareholders in 1996 for cycles beginning on and after January 1, 1996. Each of the named executive officers was selected by the Committee to participate in the cycle that began on January 1, 1996, and will end on December 31, 1998 (the "1996 Cycle"). A cycle did not begin or end in 1997; therefore, no awards were made under this Plan for 1997.

    Awards under the Long-Term Incentive Compensation Plan are based on a comparison of the Corporation's three-year average ROAE to the three-year average ROAE of a peer group. The Committee approved the peer group for the 1996 Cycle which is based on the fifty largest (based on assets) United States banking organizations whose stock is publicly traded minus those banking organizations deemed by the Committee to be money center banking organizations and any other banking organizations that do not provide a meaningful standard for comparison with the Corporation. The peer group will remain fixed for the cycle, except to the extent the group is reduced due to attrition (as the result of mergers and organizations ceasing to be reporting c ompanies). Currently the peer group for the 1996 Cycle consists of 34 banking organizations (including the Corporation) of which 29 are included in the KBW 50 Total Return Index.

    Awards under this program are determined as a percentage of the executive officers' base salary at the end of the cycle. The percentage of base salary for an executive is determined individually by (i) the category to which the executive is assigned for a cycle based upon his level of responsibility and
(ii) the Corporation's ROAE performance relative to other banking organizations in the peer group for the cycle. If the Corporation's ROAE performance is at the 25th percentile of all peer group banks in the cycle (the "Threshold Level"), awards will be paid. The percentage of base salary awarded to an executive officer increases incrementally as performance increases. Target level performance is achieved if the Corporation's performance is at the 50th percentile of all peer group banks in the cycle. The percentage of base salary awarded increases incrementally at a higher rate once the Corporation's ROAE results go over the plan target levels. No award will be made pursuant to the Long-Term Incentive Compensation Plan if the Corporation's ROAE performance is below the Threshold Level, and the maximum award would be paid if the Corporation's ROAE performance is at or above the 90th percentile of the peer group. The maximum award is 60% to 100% of a participant's base salary depending upon the category to which a participant is assigned based on level of responsibility. Awards are typically made in stock, however, participants may elect to receive up to 50% of their awards in cash.

    Stock option awards are considered annually by the Committee and the number of shares granted to an executive officer is based on the individual's scope of responsibility, a subjective evaluation of the performance of the individual and his or her business unit since the last grant, and industry comparisons. No specific weight is attached to these factors.

    Data from three surveys published by nationally known compensation and human resources consulting firms was reviewed by the Committee to determine competitive benchmarks for awarding 1997 options. Two of the surveys included financial institutions as well as cross-industry comparisons; one of these surveys represented 123 companies of which 50 were financial institutions and the other survey represented 608 companies of which 32 were financial organizations. The third survey included financial institutions only and provided data for 118 companies. Competitive grants were considered by using sources presenting data as a percentage of base salary and as a dollar value. The Committee does not have a policy to target its option awards at any specific level of data as provided from these sources.

    In addition, information as to the options awarded to each executive during recent years was reviewed by the Committee. However, the Committee did not consider the total amount of options held by an executive officer in determining the size of an option awarded for 1997.

    Each stock option has an exercise price equal to the fair market value of the underlying Common Stock of the Corporation on the date of grant. Each stock option granted in 1997 becomes exercisable in four equal annual increments beginning on the first anniversary of the grant and remains exercisable for a period of ten years from the date of grant (subject to plan forfeiture restrictions). Since the stock options are granted at market price, the value of the stock options is entirely dependent upon the growth in the Corporation's stock price.

    For 1997, the Committee awarded stock options to 239 employees in a total amount equal to .52% of the Corporation's average shares of Common Stock outstanding for the year. Mr. Wobst received 18.3% of all option shares granted, or 220,000 shares, as adjusted for a ten percent stock dividend paid in July 1997. The option shares granted to the named executive officers had a value at grant, adjusted for the stock dividend paid in July 1997, of $25.7955 per share. Additional detail on executive stock option grants is provided in the table above entitled "Option Grants in Last Fiscal Year."

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Internal Revenue Code Section 162(m) no longer permits the Corporation to deduct certain non-performance-based compensation in excess of $1,000,000 per taxable year paid to each of the Chief Executive Officer and the four most highly compensated executives required to be named in the Annual Proxy Statement ("Covered Employees"). The Corporation may continue to deduct compensation paid to its Covered Employees in excess of $1,000,000 provided the payment of such compensation qualifies for an exception under Section 162(m), including an exception for certain performance-based compensation.

    The Committee believes that Section 162(m) should not cause the Corporation to be denied a deduction for 1997 compensation paid to the Covered Employees. The Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy.

                                        COMPENSATION AND STOCK OPTION COMMITTEE

                                        Timothy P. Smucker, Chairman
                                        Don Conrad
                                        George A. Skestos

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
    BETWEEN THE CORPORATION, S&P 500 INDEX, AND KBW 50 TOTAL RETURN INDEX(1)

    The line graph below compares the yearly percentage change in cumulative total shareholder return on the Corporation's Common Stock and the cumulative total return of both the S&P 500 Index and the KBW 50 Total Return Index for the period December 31, 1992, through December 31, 1997. An investment of $100 on December 31, 1992, and the reinvestment of all dividends are assumed.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              HBI        KBW        S&P
1992           $ 100      $ 100      $ 100
1993           $ 118      $ 106      $ 110
1994           $ 112      $ 100      $ 112
1995           $ 169      $ 160      $ 153
1996           $ 210      $ 227      $ 189
1997           $ 322      $ 332      $ 252

------------------------

(1) The KBW 50 Total Return Index, published by Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank stock index that includes all money-center and most major regional bank holding companies.

EXECUTIVE OFFICERS OF THE CORPORATION

    The executive officers of the Corporation are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

    JUDITH D. FISHER, age 52, has served as Executive Vice President of the Corporation since February 1994 and as Executive Vice President and Manager of the Treasury Group of The Huntington National Bank since January 1991. Ms. Fisher has also served as President of Huntington Bancshares Financial Corporation since April 1991. Ms. Fisher served as Senior Vice President and Manager, Investment and Funds Management, from September 1987 to January 1991.

    RALPH K. FRASIER, age 59, Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank and General Counsel and Secretary of the Corporation, joined The Huntington National Bank in November 1975 as Vice President and General Counsel. Mr. Frasier was named Senior Vice President and General Counsel of The Huntington National Bank and General Counsel of the Corporation in July 1976. Mr. Frasier became Secretary to the Boards of Directors of both companies in June 1981 and was named Executive Vice President and Cashier of The Huntington National Bank in March 1983. Mr. Frasier served as Secretary and Cashier of The Huntington Trust Company, National Association, from February 1988 until it was merged with The Huntington National Bank in June 1997.

    PETER E. GEIER, age 40, has served as Vice Chairman of the Corporation and as a director and President and Chief Operating Officer of The Huntington National Bank since December 1996. Mr. Geier served as Executive Vice President of the Corporation from November 1994 until December 1996 and as Executive Director of Consumer Services from March 1994 to December 1996. Mr. Geier served as Senior Vice President of the Corporation from March 1994 to November 1994. Prior thereto, Mr. Geier served as Senior Vice President and Manager of Commercial Banking of The Huntington National Bank from November 1989 to March 1994. Mr. Geier joined The Huntington National Bank in March 1984 and served in various other capacities prior to November 1989.

    RONALD J. SEIFFERT, age 41, has served as Vice Chairman of the Corporation and as a director and Vice Chairman of The Huntington National Bank since December 1996. He served as Executive Vice President and Executive Director of Commercial Services of the Corporation from January 1996 to December 1996. Prior thereto, Mr. Seiffert served as Executive Vice President and Group Manager of the Commercial Banking Group for the Northern Region of The Huntington National Bank from February 1994. Mr. Seiffert joined the Bank in 1979 and served in various other capacities prior to February 1994.

    ZUHEIR SOFIA, age 53, has served as President and a director of the Corporation from October 1984 to the present, as Chief Operating Officer from September 1986 to the present, and as Treasurer from February 1989 to the present. In addition, Mr. Sofia has served as a director of The Huntington National Bank since February 1981. Mr. Sofia also served as a director of The Huntington Trust Company, National Association from February 1988 until that entity was merged into The Huntington National Bank in June 1997. Mr. Sofia served as Vice Chairman of The Huntington National Bank from March 1983 to September 1986, as

Senior Vice President of the Corporation from March 1983 to October 1984, as Executive Vice President of The Huntington National Bank from February 1981 to March 1983, as Treasurer of the Corporation from January 1984 to June 1984, and as Senior Vice President and Division Executive of the Corporate Banking, Funds Management, and International Divisions of The Huntington National Bank from December 1976 to February 1981. From the time he joined the Corporation in September 1971 until December 1976, Mr. Sofia served the Corporation in various other capacities.

    GERALD R. WILLIAMS, age 61, has served as Executive Vice President and Chief Financial Officer of the Corporation from April 1989 to the present. Mr. Williams has also served as Principal Accounting Officer since January 1997. From January 1987 to April 1989, Mr. Williams was the owner and President of Mattara Services, Inc., a consulting company to financial institutions and investors in financial institutions.

    FRANK WOBST, age 64, has served as Chairman of the Board and Chief Executive Officer of the Corporation from February 1981 to the present, and Chairman of the Board and Chief Executive Officer of The Huntington National Bank from December 1996 to the present. Mr. Wobst has also served as a director of The Huntington National Bank and the Corporation from the time he joined the Corporation in 1974 to the present. In addition, Mr. Wobst served as Chairman of The Huntington Trust Company, National Association, from February 1988 until June 1997 when that entity was merged into The Huntington National Bank. Mr. Wobst served as President of the Corporation from February 1981 to October 1984, as President of The Huntington National Bank from July 1974 until March 1983 and from March 1984 to September 1986 and as Chairman of the Board and Chief Executive Officer of The Huntington National Bank from February 1981 to September 1986.

PROPOSAL TO AMEND THE CORPORATION'S CHARTER

    The Corporation is presently authorized to issue 306,617,808 shares of capital stock, of which 300,000,000 shares are Common Stock and 6,617,808 shares are Serial Preferred Stock. In 1990, 1,000,000 shares of the Serial Preferred Stock were designated "Series A Junior Participating Preferred Stock" and were reserved for issuance pursuant to a Rights Agreement dated February 22, 1990 and amended on August 16, 1995 (the "Rights Agreement") between the Corporation and The Huntington National Bank, as successor Rights Agent. The Board of Directors has adopted resolutions approving and recommending that the shareholders adopt an amendment to Article FIFTH of the Corporation's Charter, the full text of which is attached to this Proxy Statement as Exhibit A. The amendment, if adopted by the shareholders, would amend the Corporation's Charter to increase the authorized Common Stock from 300,000,000 shares to 500,000,000 shares.

    As of January 31, 1997, 192,121,780 shares of Common Stock were issued and outstanding. In addition, the Corporation has reserved a certain number of shares of Common Stock for issuance in connection with the Corporation's employee benefit plans and dividend reinvestment plan. As of December 31, 1997, an aggregate of approximately 26 million shares of Common Stock have been reserved by the Corporation for these purposes. The authorized Common Stock was increased to 300,000,000 shares at the 1996 Annual Meeting and there remain approximately 82 million shares of Common Stock authorized but unissued and unreserved.

    All shares of Common Stock, including those currently authorized and those which would be authorized by the proposed amendment to Article FIFTH, are equal in rank and have the same voting, dividend, and liquidation rights. There are no preemptive rights associated with these shares and the shares are subject to all of the terms of the Serial Preferred Stock.

    The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is desirable so that sufficient shares of Common Stock will be available for issuance from time to time, without further action or authorization by the shareholders (except as may be required in a specific case by law), for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, dividend reinvestment plans, or other corporate purposes deemed to be in the best interests of the Corporation and its shareholders.

    On December 9, 1997, the Corporation entered into an agreement with NationsBank Corporation for the acquisition of 60 banking offices of Barnett Banks, Inc. in Florida and the associated deposit and loan products from NationsBank Corporation. This transaction was initiated by the acquisition of Barnett Banks Inc. by NationsBank Corporation; NationsBank Corporation desired to sell such assets in order to meet regulatory requirements of the acquisition. The Corporation's transaction is also subject to regulatory approval. The Corporation anticipates completing the acquisition of the Barnett banking offices in the second quarter of 1998. Although NationsBank Corporation will receive cash for these banking offices, the Corporation intends to issue a combination of trust preferred securities and Common Stock prior to the acquisition in order to maintain its strong capital ratios. Each offering will be made only by means of a prospectus.

    Neither the proposed acquisition of the Barnett banking offices nor the proposed issuance of trust preferred securities and Common Stock requires the approval of the Corporation's shareholders. The Corporation currently has sufficient shares of Common Stock to complete its proposed issuance of additional shares to the public for cash and it intends to proceed with this public offering even if the Corporation's shareholders do not approve the increase in the number of authorized shares of Common Stock; however, the increase in the number of authorized shares of Common Stock will give the Corporation greater flexibility in responding quickly to other advantageous business opportunities. At the present time, there are no other written agreements, understandings, or arrangements with respect to acquisitions; however, the Corporation continues to explore opportunities to acquire banks and nonbank companies as permitted by the Bank Holding Company Act of 1956, as amended. Since acquisitions may be made by an exchange of stock, increases in the total number of authorized shares of Common Stock will enable the Corporation to better meet its future business needs. Due to the number of remaining authorized but unissued or unreserved shares, the Corporation's ability to use its securities for these purposes could be limited under the present Article FIFTH.

    The amendment may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of the Corporation if such attempts are not approved by the Board of Directors. The Board of Directors is not aware of any current efforts to obtain control of the Corporation. The availability of authorized and unissued Common Stock, in addition to the Corporation's Serial Preferred Stock, could enhance the Board of Directors' ability to negotiate for better terms on behalf of the Corporation's shareholders. On the other hand, the authorized and unissued shares could be used to discourage a tender offer or prevent a change in control of the Corporation. Such shares could, for example, be privately placed (subject to the requirements of the Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978) with purchasers who are known to favor the election of current directors or who are committed to oppose a transaction which could result in a change in directors of the Corporation. The Corporation is already afforded some protection against acquisition attempts which are not supported by the Board of Directors by provisions currently contained in the Corporation's Charter and Bylaws and the Rights Agreement.

    The Corporation's Charter provides for the issuance of Serial Preferred Stock and authorizes the Board of Directors, without prior shareholder approval, to fix the number of shares constituting each series and to fix the dividend, redemption, conversion, voting rights and other rights, preferences and restrictions relating thereto. The issuance of Serial Preferred Stock may be used to discourage certain acquisition attempts. In addition, the Corporation's Charter provides for a board of directors divided into three classes of directors serving staggered three-year terms and permitting removal of directors for cause only by the affirmative vote of the holders of two-thirds of all votes entitled to be cast for the election of directors. Because of the additional time required to change the control of the Board of Directors, this provision tends to perpetuate present directors and could also make the Corporation less attractive to certain tender offerors since normally two annual meetings would be required to obtain a two-thirds majority of the Board of Directors and three annual meetings for complete control. The Charter provides that any action taken by the shareholders to adopt, alter, or repeal the Corporation's Bylaws will require a two-thirds vote of the holders of shares entitled to vote. The Corporation's Charter also requires the Board of Directors to respond to any acquisition proposal on the basis of the Board's evaluation of what is in the best interest of the Corporation, its shareholders, and other constituencies, and to consider all factors the Board deems relevant. All of the above described Charter provisions may tend to discourage acquisition attempts.

    The Corporation's Bylaws provide that in order for a person to be eligible for election as a director of the Corporation, such person must be nominated by or at the direction of the Corporation's Board of Directors or by a shareholder entitled to vote for the election of directors in accordance with certain specified procedures. Shareholder nominations must be made pursuant to timely written notice to the Secretary of the Corporation. In most cases, a shareholder's notice, to be considered timely, must be received at the principal executive offices of the Corporation not less than thirty nor more than sixty days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder giving the notice and the shareholder's proposed nominee. In addition, the Bylaws require shareholders wishing to call a special meeting of shareholders to represent at least a majority of shares entitled to vote at such meeting. These Bylaw provisions may discourage or deter a third party from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of the Corporation.

    Under the Rights Agreement, as amended, each of the Corporation's shareholders has one Right for each outstanding share of Common Stock held and each newly-issued share of Common Stock will have issued with it one Right. The Rights currently have no value, are represented by the certificates evidencing Common Stock and trade only with such stock. The Rights separate from the Common Stock and become exercisable only upon the occurrence of a person or group ("Acquiror") acquiring or obtaining beneficial ownership of 10% or more of the then outstanding Common Stock (a "Triggering Event") or the tenth business day after the commencement or announcement of a tender or exchange offer that would result in ownership of 10% or more of the outstanding Common Stock. The Rights Agreement provides that, upon the Rights becoming exercisable, shareholders would be entitled to purchase, at the Exercise Price, one one-hundredth of a share of the Series A Junior Participating Preferred Stock ("Preferred Shares"). Such fractional share is intended to be the practical equivalent of one share of Common Stock. In the event of a Triggering Event, the Rights will entitle each holder (except the Acquiror or any affiliate or associate thereof, whose Rights become null and void) to purchase shares of the Corporation's Preferred Shares having a value equal to twice the Exercise Price. In the event the Corporation is acquired in a merger or other business combination or a significant portion of its assets are sold, leased, exchanged, or otherwise transferred to an Acquiror, shares of the Acquiror
(or shares of the surviving corporation in such acquisition, which could be the Corporation) may be purchased. The Exercise Price and the number of Preferred Shares or other securities or property issuable upon exercise of a Right are subject to adjustment upon the occurrence of certain events including, for example, a stock dividend or split payable in the Corporation's Common Stock or Preferred Shares. The number of Rights may also be adjusted upon the occurrence of certain events including, for example, a reverse stock split. The Rights expire on August 16, 2005, unless earlier redeemed by the Corporation. The Rights may cause substantial dilution to a person or group that attempts to acquire the Corporation and thus have an anti-takeover effect.

    The Board of Directors does not have any current plans to use shares of Common Stock for anti-takeover purposes. Further, the Board of Directors does not have any current plans to propose amendments in the Charter or Bylaws of the Corporation that may be deemed to have anti-takeover implications except as described in this Proxy Statement.

    If the shareholders approve the amendment, it will become effective on the date on which the required filing is made in the office of the State Department of Assessments and Taxation of the State of Maryland. Such filing will be made as promptly as possible after shareholder approval.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO ARTICLE FIFTH OF THE CORPORATION'S CHARTER.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP, independent auditors, as auditors for the Corporation for the year 1998. Although not required, the Board of Directors is submitting its selection to the shareholders of the Corporation for ratification. Ernst & Young LLP has served as the independent auditor for the Corporation since its inception in 1966. The Board of Directors believes that the reappointment of Ernst & Young LLP for the year 1998 is appropriate because of the firm's reputation, qualifications, and experience. Representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Board of Directors will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the shareholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and persons who are beneficial owners of more than ten percent of the Corporation's Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, and on written representations from reporting persons concerning the necessity of filing a Form 5--Annual Statement of Changes in Beneficial Ownership, the Corporation believes that, during 1997, all filing requirements applicable for reporting persons were met.

PROPOSALS BY SHAREHOLDERS FOR 1999 ANNUAL MEETING

    If any shareholder of the Corporation wishes to submit a proposal for consideration for inclusion in next year's Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 1999, the proposal must be received by the Secretary of the Corporation at the principal executive offices of the Corporation, Huntington Center, 41 South High Street, Columbus, Ohio 43287, prior to the close of business on October 21, 1998. In addition, the Corporation's Bylaws establish advance notice procedures as to
(1) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors, and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who wishes to nominate a candidate for election as a director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of the Corporation at the principal executive offices of the Corporation.

OTHER MATTERS

    As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their best judgment.

    The Corporation's 1997 Annual Report, including financial statements, was furnished to shareholders prior to or concurrently with the mailing of this proxy material. THE CORPORATION'S FORM 10-K FOR 1997 AND ADDITIONAL COPIES OF THE 1997 ANNUAL REPORT WILL BE FURNISHED, WITHOUT CHARGE, TO SHAREHOLDERS OF THE CORPORATION UPON WRITTEN REQUEST TO INVESTOR RELATIONS, HUNTINGTON BANCSHARES INCORPORATED, HUNTINGTON CENTER, COLUMBUS, OHIO 43287.

    If you are an employee of the Corporation or its affiliated corporations and are receiving this Proxy Statement as a result of your participation in the Corporation's Stock Purchase and Tax Savings Plan, a proxy card has not been included. Instead, an instruction card, similar to a proxy card, has been provided so that you may instruct the trustee how to vote your shares held under this plan.

                     (This Page Intentionally Left Blank.)

                                   EXHIBIT A
                TEXT OF PROPOSED RESOLUTION AMENDING CHARTER TO
                        INCREASE AUTHORIZED COMMON STOCK

RESOLVED, that, as declared advisable by the Board of Directors, the Charter of this Corporation is amended by deleting the first paragraph of Article FIFTH thereof in its entirety and substituting in lieu thereof the following:

    FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 506,617,808 shares, of which 500,000,000 shall be Common Stock, without par value, and 6,617,808 shares shall be Serial Preferred Stock, without par value.

                                                                   COMMON STOCK
                   PROXY - HUNTINGTON BANCSHARES INCORPORATED

     The undersigned shareholder of Huntington Bancshares Incorporated hereby appoints Jon M. Anderson, S. Ronald Cook, Jr., and Michael T. Radcliffe, or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Huntington Bancshares Incorporated to be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 23, 1998, and at any adjournment or adjournments thereof as designated on the reverse hereof.

               (Continued and to be signed on reverse side.)

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

    1.  Election of Directors.
        [  ] FOR ALL     [  ] WITHHOLD ALL        [  ] FOR ALL EXCEPT*

       *(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
         NOMINEE WRITE SUCH NOMINEE'S NAME IN THE SPACE PROVIDED.)

       Don Conrad   George A. Skestos   Lewis R. Smoot, Sr.   Frank Wobst

       --------------------------------
           Nominee Exception(s)

    2. Approval of the proposal to amend the Corporation's Charter to increase the authorized Common Stock of the Corporation from 300,000,000 shares to 500,000,000 shares.

    [  ] FOR    [  ] AGAINST   [  ]ABSTAIN

    3. Ratification of the appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the year 1998.

    [  ] FOR        [  ]  AGAINST         [  ] ABSTAIN

4. In their discretion to vote upon such other matters as may properly come before the meeting.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE AMENDMENT OF THE CORPORATION'S CHARTER, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Please sign and date this Proxy below and return in the enclosed envelope.

                                              Date:                   ,1998
                                                   -------------------

                                              -----------------------------
                                              (Signature)

                                              -----------------------------
                                              (Signature)

                                              Please date and sign your name as
                                              it appears hereon.  When signing
                                              as attorney, executor,
                                              administrator or guardian, please
                                              give full title.
                                              All joint owners must sign.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                                                         Provided by Harris Trust and Savings Bank
                                                                                                      for Huntington Sharesholders

THE SHAREHOLDER SERVICES HELP LINE

Fast and easy access to your shareholder account information          people keep their important shareholder records, is now more
anytime, anywhere from any touch-tone phone.                          convenient. Please note that account information may not be available from 5:30 p.m. through 6:30 p.m. Central Time.
ONE STOP

Change your address, get a current share balance, order a report,
or hear the latest news about The Huntington... all with one          FOR THOSE SPECIAL NEEDS,
telephone call.                                                       A "LIVE" PERSON STILL AWAITS YOU

FOR ROUTINE INQUIRIES, WE'RE OPEN                                     Some questions are too complicated for an automated system.
24 HOURS A DAY, 365 DAYS A YEAR                                       You always have the choice of speaking directly to a share-
                                                                      holder services representative by placing your call Monday
The automated system is ready whenever you are, whether it's          through Friday from 8:30 a.m. to 5:00 p.m. Central Time.
7:00 a.m. or 10:00 p.m. Calling from home, where many

                                                        HARRIS SHAREHOLDER SERVICES
(800)725-0674                                                  PHONE MENU MAP
                  -----------------------------------------------------------------------------------------------------
                  |                         |                         |               |             |                 |
               Account                 Huntington                Huntington      Shareholder     Tax Q&A
             Information                  News                 Financial Line    Information   Information           Help
                 |                                                                    |
     --------------------------            ----------------------------------------------------------------------------------
     |           |            |            |                |               |               |                |              |
  Account     Reorder      Account      Transfer     Lost Securities  Direct Deposit  Harris Mailing  Frequently Asked   Fax Back
Information  Statements    Changes     Procedure                       Instructions   Address & Fax#     Questions     Information

           FOR ACCOUNT             FOR HUNTINGTON NEWS                        FOR GENERAL                          HELPFUL
           INFORMATION               AND PUBLICATION                     SHAREHOLDER INFORMATION                    HINTS

     - Share balances              - Quarterly earnings                   - Transfer a security          - Press 0 at any time
                                     report summaries                       into a new name                to speak to a customer
     - Dividend distribution                                                                               service representative
                                   - Dividend declarations                - Transfer from                  Monday through Firday,
     - Dividend reinvestment,                                               a dividend                     8:30 a.m. to 5 p.m.
       including prospectus        - Order Huntington                       reinvestment account           Central Time
       request                       financial reports
                                                                          - Replace a lost               - Press * to return
     - Tax Information,            - Other news that affects                certificate or                 to the previous
       including financial           the financial performance              dividend check                 menu
       reports                       of the company
                                                                          - Dividend direct              - Press ** to return
                                                                            deposit information            to the main menu

                                                                                                         - To exit the system,
                                                                                                           simply hang up


PLEASE RETAIN THIS CARD FOR FUTURE REFERENCE                                         ACCOUNT # ______________________________

                                 HUNTINGTON STOCK PURCHASE AND TAX SAVINGS PLAN
                      INSTRUCTIONS TO TRUSTEE FOR VOTING

     The undersigned participant in the Huntington Stock Purchase and Tax Savings Plan ("Plan") hereby instructs The Huntington National Bank, Trustee, under the Plan, to appoint Jon M. Anderson, S. Ronald Cook, Jr., and Michael
T. Radcliffe, or any one or more of them, as attorneys and proxies with full power of substitution to vote all of the Common Stock of Huntington Bancshares Incorporated (the "Corporation") which the undersigned is entitled to vote pursuant to paragraph 10.02 of the Plan at the Annual Meeting of Shareholders of the Corporation to be held in the Capitol Square Banking Lobby of The Huntington National Bank, 17 South High Street, Columbus, Ohio, on Thursday, April 23, 1998, and at any adjournment or adjournments as designated on the reverse hereof.

              (Continued and to be signed on reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

   1.  Election of Directors.

    [  ] FOR ALL       [  ] WITHHOLD ALL       [  ] FOR ALL EXFCEPT*

*(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
          WRITE SUCH NOMINEE'S NAME IN THE SPACE PROVIDED.)

    Don Conrad   George A. Skestos    Lewis R. Smoot, Sr.    Frank Wobst

    --------------------------
       Nominee Exception(s)

   2. Approval of the proposal to amend the Corporation's Charter to increase the authorized Common Stock of the Corporation from 300,000,000 shares to 500,000,000 shares.

   [  ]  FOR    [  ]  AGAINST    [  ]  ABSTAIN

   3. Ratification of the appointment of Ernst & Young LLP to serve as independent auditors for the Corporation for the year 1998.

   [  ]  FOR     [  ]  AGAINST    [  ]  ABSTAIN

   4. In their discretion to vote upon such other matters as may properly come before the meeting.

IF NO DIRECTION IS MADE, THE TRUSTEE'S PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE AMENDMENT TO THE
CORPORATION'S CHARTER,   AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST &
YOUNG LLP.


                                      Please sign and date below and return in the enclosed envelope.

                                      ------------------------------------
                                      (Signature)

                                      Date:                         , 1998
                                           -------------------------

  With respect to shares of Common Stock held for the account of the participant under the Plan, the participant hereby instructs the Trustee to sign and forward the proxy being solicited by the Board of Directors of the Corporation to vote as herein directed.


                              IMPORTANT REMINDER

    On April 1, 1998, the Huntington Stock Purchase and Tax Savings Plan is changing to the Huntington Investment and Tax Savings Plan ("HIP"). There will be a transition period from March 1, 1998 to May 15, 1998, as the plan changes to HIP. During this transition period, open enrollment for HIP will begin on March 2, 1998, and end on May 16, 1998. You should call the HIP Line to enroll during open enrollment. IF YOU ARE CURRENTLY CONTRIBUTING TO THE PLAN and you do not call the HIP Line during open enrollment, you will not be able to change the amount you are contributing or the way your contributions are invested until the transition period ends. IF YOU ARE NOT CURRENTLY CONTRIBUTING TO THE PLAN and you do not call the HIP Line during open enrollment, you will not be able to change the way your account invested or make any other plan transaction until after the transition period ends. You will receive (or have already received) an enrollment packet containing the phone number for the HIP Line, along with detailed instructions on how to use the HIP Line to make contribution changes and investment elections.